EXHIBIT 4

Certificate Number R-

Number of ZONES represented hereby:__________
(representing $___________ in aggregate original principal amount)

Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) ("DTC"), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Unless and until it is exchanged in whole or in part for securities in definitive registered form, this certificate may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor Depository or a nominee of such successor Depository.

                               COMCAST CORPORATION

                                2.0% EXCHANGEABLE
                         SUBORDINATED DEBENTURE DUE 2029

                                (each a "ZONES")

                                                               CUSIP 200300507

      COMCAST CORPORATION, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred
to), for value received, hereby promises to pay to

      Cede & Co. or its registered assigns,

      the Maturity Amount

in any coin or currency of the United States of America which, at the time of payment is legal tender for public and private debts, upon presentation and surrender of this Debenture, on the 15th day of October, 2029, at the office or agency of the Company in New York, New York, and to pay interest on the original principal amount at the Interest Rate, in like coin or currency, from the original date of issuance of this Debenture or from the most recent January 15, April 15, July 15 or October 15 to which interest has been paid or duly provided for, quarterly in arrears on the 15th day of January, April, July and August of each year, commencing January 15, 2000, until payment of said Maturity Amount, or if earlier redeemed, the Redemption Amount, has been in either case made or duly provided for. For purposes of this Debenture, the "Interest Rate" means a rate of 2.0% per annum plus the amount of the Reference Shares Dividend Amount. Additional Interest will be distributed as specified on the reverse hereof. Changes in the Contingent Principal Amount will not affect the Interest Rate. Interest may be deferred, at the election of the Company as specified on the reverse hereof. Any such interest payable on any January 15, April 15, July 15 or October 15 shall (subject to exceptions provided in the Indenture referred to on the reverse hereof) be paid to the person in whose name this Debenture or the Debentures in exchange or substitution for which this Debenture shall have been issued, shall have been registered at the close of business on January 1, April 1, July 1 or October 1, as the case may be next preceding such January 15, April 15, July 15 or October 15 whether or not such January 1, April 1, July 1 or October 1 is a Business Day. Capitalized terms used on the face hereof without definition have the meaning specified on the reverse hereof.

      THE PROVISIONS OF THIS DEBENTURE ARE CONTINUED ON THE REVERSE HEREOF AND SUCH CONTINUED PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH AT THIS PLACE.

      This Debenture shall not be entitled to any benefit under the Indenture referred to on the reverse hereof or any indenture supplemental thereto, or become valid or obligatory for any purpose until the Trustee under said Indenture, or a successor trustee thereunder, shall have signed the form of certificate of authentication appearing hereon.

--------
                                    *  *  *

      IN WITNESS WHEREOF, COMCAST CORPORATION has caused this instrument to be duly executed under its corporate seal.

Dated:

         TRUSTEE'S CERTIFICATE OF AUTHENTICATION

This is one of the Debentures of the series referred to on the reverse hereof.

Bankers Trust Company,
as Trustee,

By:
    ------------------------------------
    Authorized Officer

                                         COMCAST CORPORATION

                                         By:
                                             -----------------------------------
                                             Title:


                                         Attest:
                                                 -------------------------------
                                                 Title:

                             [Reverse of Debentures]

                                2.0% EXCHANGEABLE
                         SUBORDINATED DEBENTURE DUE 2029

      General

      This Debenture is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (herein called the "Securities") of the series hereinafter specified, all issued or to be issued under an indenture dated as of June 15, 1999 (herein called the "Indenture") executed between the Company and Bankers Trust Company, a New York banking corporation with its principal offices in New York, New York (hereinafter called the "Trustee"), to which indenture and all supplemental indentures reference is hereby made for a specification of the rights and limitations of rights thereunder of the registered holders of the Debentures, the rights and obligations thereunder of the Company and the rights, duties and immunities thereunder of the Trustee and the terms upon which the Debentures are, and are to be, authenticated and delivered. The terms of the Indenture are hereby incorporated by reference herein. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption or repayment provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Debenture is one of a series designated as 2.0% Exchangeable Subordinated Debentures due 2029 (hereinafter called the "ZONES") of the Company, each ZONES representing $71.52 in original principal amount, limited in aggregate number to 13,982,103 (or $1,000,000,007 in aggregate original principal amount) or 16,079,418 (or $1,150,000,000 in aggregate original principal amount if the underwriter's over-allotment option is exercised in full).

      The Debentures will be unsecured, subordinated obligations of the Company. The indebtedness evidenced by the Debentures is, to the extent provided in the Indenture, subordinate and subject in right and payment to the prior payment in full of all Senior Indebtedness as defined in the Indenture, and each holder of this Debenture, by accepting the same, agrees to and shall be bound by the provisions of the Indenture.

      The Maturity Amount, the Redemption Amount, Additional Interest, if any, and interest on the ZONES will be payable at the office or agency the Company maintains for such purpose within The City and State of New York or, at the Company's option, payment of cash interest may be made by check mailed to the holders of the ZONES at their respective addresses set forth in the register of holders of ZONES; provided that all cash payments with respect to ZONES to a holder of a minimum of 100,000 ZONES who has given written wire transfer instructions, on or prior to the relevant record date, to the paying agent, will be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The ZONES will be issued in denominations of one ZONES and integral multiples thereof.

      Interest and Additional Interest

      The Company shall pay interest to the holder of this Debenture in such amounts and at such times as specified on the face of this Debenture. At least five (5) Business Days prior to each Interest Payment Date the Company shall deliver an Officers' Certificate to the Trustee setting forth: (i) the amount of interest per ZONES due for that interest period, (ii) the applicable Reference Shares Dividend Amount and (iii) the total payment due for that period on all ZONES outstanding. "Reference Shares Dividend Amount" means, in respect of any quarterly interest period, an amount per ZONES equal to the amount of all quarterly cash dividends paid on the Reference Shares attributable to a ZONES.

      In addition, the Company shall also distribute, as additional interest on each ZONES ("Additional Interest"), a proportionate amount of any property, including cash (other than the Reference Shares Dividend Amount), distributed on or with respect to the Reference Shares attributable to each ZONES (other than publicly traded equity securities). If any property that is not publicly traded is distributed on the Reference Shares, the Company will pay each holder of ZONES the proportionate amount the fair market value of that property as determined in good faith by the Board of Directors of the Company (as defined in the Indenture). The Company will distribute Additional Interest on the 20th Business Day after such property is distributed on the Reference Shares to holders of the ZONES on the tenth Business Day after the date of distribution. Each ZONES shall initially be entitled to dividends and distributions on or with respect to one Reference Share as of the original date of issuance of the ZONES, subject to adjustment as provided herein.

      At least five (5) Business Days prior to any distribution of Additional Interest on the ZONES, the Company shall deliver an Officers Certificate to the Trustee setting forth: (i) the exact amount of property to be distributed on or with respect to the Reference Shares per ZONES and (ii) the total amount of property to be distributed on or with respect to the Reference Shares for all outstanding ZONES at the date of such distribution. If any distribution is made of any property that is not publicly traded, then at least five (5) Business Days prior to such distribution, the Company shall deliver to the Trustee: (i) a certified copy of the resolution of the Board of Directors establishing the fair market value of the property and setting a special record date for such distribution, (ii) an Officers' Certificate setting forth the exact amount of property to be distributed on the Reference Shares per ZONES and (iii) the total amount of property that is not publicly traded to be distributed on the Reference Shares for all outstanding ZONES. In each case described above, the Company will state whether it will distribute such Additional Interest in property or cash. The Trustee is only responsible for distributing property in the form of global book entry securities which are DTC eligible. The Company is responsible for acting as its own paying agent to make all other distributions of property. The Company will prepare a press release relating to any such distribution to be provided to DTC for dissemination through the DTC broadcast facility.

      If interest is payable on a date that is not a Business Day (as defined at the end of this paragraph), payment will be made on the next Business Day (and without any interest or other payment in respect of such delay). However, if the next Business Day is in the next calendar year, payment of interest will be made on the preceding Business Day. A "Business Day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close.

      Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company will pay interest on any overdue Maturity Amount at 10.39% per annum, compounded quarterly, and it shall pay interest on overdue installments of interest and the fair market value of Additional Interest (without regard to any applicable grace period) at the same rate compounded quarterly.

      Deferral of Interest Payments

      If no Event of Default (as defined in the Indenture) has occurred and is continuing under the ZONES, the Company may, at any time and from time to time, defer quarterly interest payments on the Debentures for up to 20 consecutive quarterly periods; provided that a deferral of interest payments may not extend beyond the maturity date of the ZONES. The Company may not defer distributions of Additional Interest. If the Company defers quarterly payments of interest, the Contingent Principal Amount (as defined below) of the ZONES shall be increased by the amount of the deferral and the Early Exchange Ratio (as defined below) will increase to 100% from the date of the deferral. After the Company makes all accrued interest payments on the ZONES, with accrued interest at an annual rate of 2.0% compounded quarterly, the Contingent Principal Amount shall be reduced by the amount of the deferral, the Early Exchange Ratio shall decrease to 95%, and the Company may thereafter again postpone interest payments as described above. During any deferral period, so long as the Current Market Value of the Reference Shares attributable to the ZONES exceeds the original principal amount of the ZONES, the Company may at its option, but is not obligated to, increase the amount of Reference Shares attributable to each ZONES by an annual rate of 2.0% compounded quarterly. If the Company elects to make this increase in an interest payment period, the holder shall have no right to claim accrued interest in that period and the Company shall be deemed current on that quarterly payment of interest and shall not increase the Contingent Principal Amount, provided that the Early Exchange Ratio shall remain at 100% only for the five Business Days immediately following the scheduled quarterly Interest Payment Date related to the deferral. After that five day period, the Early Exchange Ratio shall decrease to 95%. The Company shall give the Trustee notice if the Company decides to defer interest payments on the ZONES as described below and will prepare a press release to be provided to DTC for dissemination through the DTC broadcast facility. The Company shall give that notice one Business Day before the earlier of (i) the record date for the next date interest on the ZONES is payable; or (ii) the date the Company is required to give notice to the NYSE (or any other applicable self-regulatory organization) or to holders of the ZONES of the record date or the date any distribution is payable.

      The notice described above shall be in the form of an Officers' Certificate to the Trustee setting forth: (i) the period with respect to which it is electing to defer payment of interest, (ii) the exact amount of increase of Contingent Principal Amount per ZONES, (iii) the total amount of increase of Contingent Principal Amount for all outstanding ZONES, (iv) a statement that the Early Exchange Ratio will increase to 100% prospectively from that date and (v) that no Event of Default (as defined in the Indenture) has occurred and is continuing under the ZONES. The Company is required to deliver such an Officers' Certificate for each interest payment deferred.

      If and when the Company pays all of its deferred interest and accrued interest, it must deliver to the Trustee an Officers' Certificate setting forth the calculation of accrued interest owed per ZONES and the total amount owed on all outstanding ZONES.

      If the Company elects to increase the amount of Reference Shares payable for each ZONES as provided for above in lieu of paying accrued interest for that quarter, it shall deliver an Officers' Certificate to the Trustee setting forth:
(i) the amount of such increase and the total amount, after such increase, of Reference Shares applicable to each ZONES and (ii) the total amount of Reference Shares applicable to all outstanding ZONES.

      Principal Amount

      The original principal amount per ZONES is equal to $71.52. The minimum amount payable upon redemption or maturity of a ZONES (the "Contingent Principal Amount") shall initially be equal to the original principal amount. If an Extraordinary Dividend (as defined below) is paid on the Reference Shares, the Contingent Principal Amount for a ZONES shall be reduced on a quarterly basis to the extent necessary so that the yield to the date of computation (including all quarterly interest payments other than those attributable to regular periodic cash dividends) does not exceed 2.0%. In no event will the Contingent Principal Amount be less than zero.

      An "Extraordinary Dividend" means a dividend or distribution consisting of cash or any other property (other than additional Reference Shares), except for regular periodic cash dividends.

      At maturity a holder will be entitled to receive for each ZONES the Maturity Amount. The "Maturity Amount" means the higher of (a) the Contingent Principal Amount per ZONES and (b) the sum of the Current Market Value of the Reference Shares attributable to a ZONES on the maturity date plus any unpaid quarterly payments of interest due per ZONES, plus, in either case, the Final Period Distribution attributable to one ZONES.

      "Final Period Distribution" means, in respect of (a) the maturity date, a distribution determined in accordance with clauses (2), (3) and (4) below and
(b) a redemption date, a distribution determined in accordance with clauses (1),
(2), (3) and (4) below. In the case of a redemption date in connection with a Rollover Offering, the distribution determined in accordance with clause (4) shall be all dividends and distributions on or in respect of the Reference Shares which a holder of Reference Shares on the Pricing Date would be entitled to receive.

      (1) Unless (a) the scheduled redemption date of the ZONES is also a scheduled quarterly Interest Payment Date or (b) quarterly interest has been deferred for the then current quarterly dividend period, an amount equal to an annual rate of 2.0% on the original principal amount of the ZONES from the most recent scheduled Interest Payment Date to the date of redemption, plus

      (2) all dividends and distributions on or in respect of the Reference Shares declared by the applicable Reference Company and for which the ex- date falls during the period from the date of original issuance of the ZONES to the most recent scheduled Interest Payment Date and which have not been distributed to holders of Reference Shares prior to the most recent scheduled Interest Payment Date, plus

      (3) all dividends and distributions on or in respect of the reference shares which a holder of reference shares during the period from the most recent scheduled quarterly Interest Payment Date to the date immediately preceding the first Trading Day of the Averaging Period is entitled to receive, plus

      (4) a distribution equal to the sum of, for each successive day in the Averaging Period that is anticipated on the first day of the Averaging Period to be a Trading Day, the amounts determined in accordance with the following formula:

                  E x (1 - 0.05n)

           where:

                  E = all dividends and distributions on or in respect of the Reference Shares which a holder of Reference Shares on the applicable day would be entitled to receive, provided that an ex- date that occurs on a day that is not a scheduled Trading Day shall be deemed to have occurred on the next preceding scheduled Trading Day; and

                  n = the number of scheduled trading days that have elapsed in the Averaging Period with the first Trading Day of the Averaging Period being counted as zero,

      A holder of ZONES is only entitled to receive distributions determined in accordance with clauses (2), (3) or (4) to the extent actually distributed by the Reference Company. Cash amounts paid by a Reference Company on Reference Shares as described in clauses (2), (3) or (4) before the redemption date or the maturity date, as the case may be, shall be paid on the redemption date or the maturity date, as the case may be. All other property distributed, or the cash value of the property, shall be distributed within 20 business days after it is distributed on the Reference Shares.

      Upon maturity of the ZONES the Company shall deliver to the Trustee an Officers' Certificate informing the Trustee of the applicable Maturity Amount per ZONES and in the aggregate for all outstanding ZONES and its calculation thereof and directing the Trustee to adjust its records and to request DTC to adjust its records.

      Exchange Option

      Holders of the ZONES may at any time exchange a ZONES for an amount of cash equal to 95% (the "Early Exchange Ratio") of the Exchange Market Value of the Reference Shares attributable to one ZONES. The Company will pay a holder the amount due upon exchange as soon as reasonably practicable after a holder delivers an exchange notice to the Trustee, but in no event earlier than three Trading Days after the date of such notice or later than ten Trading Days after the date of such notice.

      "Exchange Market Value" means the Closing Price on the Trading Day following the date a holder of ZONES delivers an exchange notice to the Trustee, unless more than 500,000 ZONES have been delivered for exchange on such date. If more than 500,000 ZONES have been delivered for exchange, then the Exchange Market Value shall be the average Closing Price on the five Trading Days following such date. If more than 500,000 ZONES are delivered for exchange on any one day, the Company shall give notice of that fact by issuing a press release prior to 9:00 a.m. New York City time on the next Trading Day, by providing notice to DTC for dissemination through the DTC broadcast facility and by providing notice to the Trustee. The Company's failure to provide these notices, however, will not affect the determination of Exchange Market Value as described above.

      If the ZONES are held through DTC, a holder of ZONES may exercise such right through the relevant direct participant in DTC through the DTC ATOP system by delivering an agent's message and delivering the holder's ZONES to the Trustee's DTC participant account. If the ZONES are held in certificated form, a holder may exercise such right of exchange as follows: the holder shall (i) complete and manually sign an exchange notice in the form available from the Trustee and deliver such notice to the Trustee at the office maintained by the Trustee for such purpose, (ii) surrender the Debentures to the Trustee, (iii) if required, furnish appropriate endorsements and transfer documents, and (iv) if required, pay all transfer or similar taxes.

      By 12:00 noon New York City time on each Business Day following receipt by the Trustee of notification from DTC that they have received an agent's message from a DTC participant electing to exercise their Exchange Option with respect to their ZONES and delivery of such ZONES into the Trustee's DTC participant account or following receipt of a complete manually signed exchange notice and receipt of Debentures from a holder, the Trustee shall notify the Company of the amount of ZONES which were tendered. The Company shall deliver an Officers' Certificate to the Trustee setting forth the exact amount to be paid to the tendering holder and shall deposit such amount with the Trustee. Upon receipt of such payment from the Company, the Trustee shall pay DTC, as soon as practicable or in the case of ZONES that are held in certificated form, as directed by the tendering holder.

       Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the redemption date with respect to the Debentures delivered for exchange.

       Redemption

      The Company may redeem the Debentures in whole but not in part at a redemption price per ZONES (the "Redemption Amount") equal to the sum of (a) the higher of the Contingent Principal Amount per ZONES or the sum of the Current Market Value of the Reference Shares attributable to a ZONES plus any deferred quarterly payments of interest, plus, in either case, the Final Period Distribution and (b) $3.2184 if the Company redeems the ZONES prior to October 15, 2000, $2.1456 if the Company redeems the ZONES prior to October 15, 2001, $1.0728 if the Company redeems the ZONES prior to October 15, 2002, or zero if the Company redeems the ZONES any time on or after October 15, 2002.

      The "Current Market Value" (other than in the case of a Rollover Offering, as defined below) is defined as the average Closing Price per Reference Share on the twenty Trading Days (the "Averaging Period") immediately prior to (but not including) the fifth Business Day preceding the redemption date; provided, however, that for purposes of determining the payment required upon a redemption in connection with a Rollover Offering, "Current Market Value" means the Closing Price per Reference Share on the Trading Day immediately preceding the date that the Rollover Offering is priced (the "Pricing Date") or, if the Rollover Offering is priced after 4:00 p.m., New York City Time, on the Pricing Date, the Closing Price per share on the Pricing Date, except that if there is not a Trading Day immediately preceding the Pricing Date or (where pricing occurs after 4:00 p.m., New York City Time, on the Pricing Date) if the Pricing Date is not a Trading Day, "Current Market Value" means the market value per Reference Share as of the redemption date as determined by a nationally recognized independent investment banking firm retained by the Company. "Rollover Offering" means an offering or refinancing of the ZONES or sale of the Reference Shares effected not earlier than October 15, 2002 by means of a completed public offering or offerings (which may include one or more exchange offers) by the Company. The Trustee will notify holders of any election to redeem such holder's ZONES in connection with a Rollover Offering not less than 30 Business Days nor more than 60 Business Days prior to the redemption date.

      The "Closing Price" of any security on any date of determination means the closing sale price (or, if no Closing Price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date or, if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, or if such security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market, or if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization. In the event that no such quotation is available for any day, the Board of Directors shall be entitled to determine the

Closing Price on the basis of such quotations as it considers appropriate. To the extent that trading of Reference Shares regular way continues past 4:00 p.m., New York City time, "Closing Price" shall be deemed to refer to the price at the time that is then customary for determining the Trading Day's index levels for stocks traded on the primary national securities exchange or automated quotation system on which the Reference Shares are then traded or quoted. All references to 4:00 p.m., New York City time, in the definition of "Current Market Value" shall thereafter be deemed to refer to the then customary determination time.

      A "Trading Day" is defined as a day on which the security, the Closing Price of which is being determined, (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

      In addition, if at any time on or prior to January 30, 2000, a "Tax Event" (as defined below) shall occur and be continuing, the Company shall have the right exercisable within 180 days after such "Tax Event", upon not less than 15 Business Days notice, to redeem the ZONES, in whole, at a redemption price equal to the higher of the Contingent Principal Amount of the ZONES or the sum of the Current Market Value of the Reference Shares, determined by reference to an Averaging Period of 5 rather than 20 Trading Days, plus, in either case, the Final Period Distribution (computed by accounting for the 5-day Averaging Period) plus any deferred quarterly payments of interest. For purposes of the definition of "Final Period Distribution", the formula in clause (4) thereof shall be as follows: E x (1 - 0.2n).

      A "Tax Event" means that the Trustee shall have received an opinion of nationally recognized independent tax counsel experienced in such matters to the effect that as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein, or (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations, in each case, on or after the date of the Prospectus Supplement (a "Change in Tax Law"), there is the creation by such Change in Tax Law of a substantial risk that, as a result of entrance into the ZONES, the Company will be treated for purposes of Section 1259 of the Internal Revenue Code as having constructively sold some or all of its Sprint Corporation PCS common stock.

      In case of any redemption, the Company shall give 33 Business Days notice to the Trustee (other than in the case of a redemption pursuant to a Tax Event) (unless such shorter period shall be satisfactory to the Trustee) together with an Officers' Certificate setting forth on a per ZONES and an aggregate basis, the Redemption Amount, and the Contingent Principal Amount, Current Market Value of the Reference Shares, deferred quarterly interest payments and the Final Period Distribution. The Company shall give holders 30 Business Days notice before any redemption of ZONES (in the case of redemption not pursuant to a "tax event") and will irrevocably deposit with the Trustee sufficient funds to pay the Redemption Amount for the ZONES. Distributions to be paid on or before the redemption date for the ZONES will be payable to the holders on the record dates for the related dates of distribution, except to the extent such distributions are payable as part of the Final Period Distribution.

      Once notice of redemption is given and funds are irrevocably deposited, interest on the ZONES will cease to accrue on and after the date of redemption and all rights of the holders of the ZONES called for redemption will cease, except for the right of holders to receive the Redemption Amount (but without interest on such Redemption Amount), including, if applicable, the Final Period Distribution.

      If any redemption date is not a Business Day, then the Redemption Amount will be payable on the next Business Day (and without any interest or other payment in respect of any such delay). However, if the next Business Day is in the next calendar year, the Redemption Amount will be payable on the preceding Business Day. If payment of the Redemption Amount for any ZONES called for redemption is improperly withheld or refused and not paid by the Company, interest on the ZONES will continue to accrue at an annual rate of 2.0% from the original redemption date scheduled to the actual date of payment. In such a case, the actual payment date will be the redemption date for purposes of calculating the Redemption Amount. The Final Period Distribution will be deemed paid on the original redemption date scheduled to the extent paid as set forth in the definition of "Final Period Distribution" above.

      Reference Share Adjustments

      For purposes hereof "Reference Company" means Sprint Corporation, a Kansas corporation, and any other issuer of a Reference Share. A "Reference Share" means, collectively (a) one share of Sprint Corporation PCS common stock and (b) each share of publicly traded equity securities received by a holder of a Reference Share in respect of such share of the Sprint Corporation PCS common stock or other Reference Shares (either directly or as the result of successive applications of this paragraph) upon the following events: (i) the distribution on or in respect of a Reference Share in Reference Shares, (ii) the combination of Reference Shares into a smaller number of shares or other units, (iii) the subdivision of outstanding shares or other units of Reference Shares, (iv) the conversion or reclassification of Reference Shares by issuance or exchange of other securities, (v) any consolidation or merger of a Reference Company, or any surviving entity or subsequent surviving entity of a Reference Company (a "Reference Company Successor"), with or into another entity (other than a merger or consolidation in which the Reference Company is the continuing corporation and in which the Reference Company common stock outstanding immediately prior to the merger or consolidation is not exchanged for cash, securities or other property of the Reference Company or another corporation), (vi) any statutory exchange of securities of the Reference Company or any Reference Company Successor with another corporation (other than in connection with a merger or acquisition and other than a statutory exchange of securities in which the Reference Company is the continuing corporation and in which the Reference Company common stock outstanding immediately prior to the statutory exchange is not exchanged for cash, securities or other property of the Reference Company or another corporation), and (vii) any liquidation, dissolution or winding up of the Reference Company or any Reference Company Successor.

      For purposes of the foregoing: (a) a conversion or redemption by Sprint Corporation of all shares of Sprint Corporation PCS common stock pursuant to Article Sixth, Section 7.1 of its Articles of Incorporation shall be deemed a consolidation or merger, with the Sprint PCS Group deemed to be the Reference Company, with Sprint Corporation deemed to be the Reference Company Successor if Sprint Corporation FON common stock or any other common stock of Sprint Corporation is issued in exchange for the Sprint Corporation PCS common stock or with the relevant acquiror of the Sprint PCS Group assets deemed to be the Reference Company Successor if common stock other than Sprint Corporation FON common stock is issued in exchange for the Sprint Corporation PCS common stock and (b) a redemption by Sprint Corporation pursuant to Article Sixth, Section
7.2 of its Articles of Incorporation of all of the outstanding shares of Sprint Corporation PCS common stock in exchange for common stock of one or more wholly-owned subsidiaries that collectively hold all of the assets and liabilities attributed to its PCS Group shall be deemed an exchange of shares of Sprint Corporation PCS common stock for shares of common stock of the relevant subsidiary or subsidiaries.

      As described above under "Interest and Additional Interest," the Company shall pay as Additional Interest to holders of the Debentures any property received in distribution on or in respect of a Reference Share, unless it is also a Reference Share, in which case it shall become part of a Reference Share. Upon any distribution of fractional shares or units of securities, other than fractional Reference Shares, the Company shall pay the holders cash in lieu of distribution of such fractional shares or other units.

      A "Reference Share Offer" means any tender offer or exchange offer made for all or a portion of a class of Reference Shares of a Reference Company. A "Reference Share Offer" shall include a conversion or redemption by Sprint Corporation of less than all shares of Sprint Corporation PCS common stock pursuant to Article Sixth, Section 7.1 of its Articles of Incorporation.

      If a Reference Share Offer is made, the Company may, at its option, either: (a) during the pendency of the offer, increase the Early Exchange Ratio to 100%; or (b) make a Reference Share Offer Adjustment.

      A "Reference Share Offer Adjustment" means including as part of a Reference Share each share of publicly traded equity securities, if any, deemed to be distributed on or in respect of a Reference Share as average transaction consideration less the Reference Share Proportionate Reduction (as defined below).

      The average transaction consideration deemed to be received by a holder of one Reference Share in a Reference Share Offer will be equal to (a) the aggregate consideration actually paid or distributed to all holders of Reference Shares in the Reference Share Offer, divided by (b) the total number of Reference Shares outstanding immediately prior to the expiration of the Reference Share Offer and entitled to participate in that Reference Share Offer.

      The "Reference Share Proportionate Reduction" means a proportionate reduction in the number of Reference Shares which are the subject of the applicable Reference Share Offer and attributable to one ZONES calculated in accordance with the following formula:

                                           X
                                      R = ---
                                           N

      where:

          R= the fraction by which the number of Reference Shares of the class of Reference Shares subject to the Reference Share Offer and attributable to one ZONES will be reduced

          X= the aggregate number of Reference Shares of the class of Reference Shares subject to the Reference Share Offer accepted in the Reference Share Offer

          N= the aggregate number of Reference Shares of the class of Reference Shares subject to the Reference Share Offer outstanding immediately prior to the expiration of the Reference Share Offer.

      If the Company elects to make a Reference Share Offer Adjustment, it shall distribute as Additional Interest on each ZONES the average transaction consideration deemed to be received on the Reference Shares of the class subject to the Reference Share Offer and attributable to each ZONES immediately prior to giving effect to the Reference Share Proportionate Reduction relating to that Reference Share Offer (other than average transaction consideration that is publicly traded equity securities which will themselves become Reference Shares as a result of a Reference Share Offer Adjustment.)

      If the Company elects to make a Reference Share Offer Adjustment and, during the pendency of the Reference Share Offer another Reference Share Offer is commenced in relation to the Reference Shares the subject of the then existing Reference Share Offer, the Company may change its original election by electing to increase the Early Exchange Ratio to 100% during the pendency of the new Reference Share Offer, or it may continue to elect to make a Reference Share Offer Adjustment. The Company shall similarly be entitled to change its election for each further Reference Share Offer made during the pendency of any Reference Share Offer for the same class of Reference Shares. For the purposes of these adjustments, a material change to the terms of an existing Reference Share Offer shall be deemed to be a new Reference Share Offer.

      If the Company elects to increase the Early Exchange Ratio to 100% in connection with a Reference Share Offer, no Reference Share Offer Adjustment shall be made and the Company cannot change its election if any further Reference Share Offer is made.

      Events of Default

      In case an Event of Default, as defined in the Indenture, shall occur and be continuing, the Maturity Amount of all ZONES then outstanding under the Indenture may be declared, or may become, due and payable upon the conditions and in the manner and with the effect provided in the Indenture.

      Amount Payable upon Bankruptcy

      Upon dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other similar proceedings in respect of the Company, holders of the ZONES should be entitled to a claim against the Company in an amount equal to the higher of (a) the Contingent Principal Amount of the ZONES or (b) the sum of the Current Market Value (without giving effect to the provisions relating to Rollover Offerings) of the Reference Shares plus any deferred quarterly payments of interest, plus, in either case, the Final Period Distribution.

      Calculations in Respect of the ZONES

      The Company will be responsible for making all calculations called for under the ZONES. These calculations include, but are not limited to, determination of the Contingent Principal Amount of the ZONES; the Current Market Value of Reference Shares; the Exchange Market Value of Reference Shares; the Final Period Distribution on the ZONES; the cash value of any property distributed on the Reference Shares; the composition of a Reference Share; and the amount of accrued interest payable upon redemption or at maturity of the ZONES.

      The Company must make all these calculations in good faith and such calculations are final and binding on holders of the ZONES, absent manifest error. The Company will provide a schedule of its calculations to the Trustee and the Trustee is entitled to rely upon the accuracy of such calculations, without independent verification. The Trustee shall be entitled to conclusively rely on the accuracy of the information and calculations contained in each Officers' Certificate delivered under this Debenture and shall have no responsibility for verifying the accuracy thereof.

      Modifications

      To the extent permitted by, and as provided in the Indenture, modifications or alterations of the Indenture, or of any indenture supplemental thereto, and of the rights and obligations of the Company and of the holders of the Securities, may be made by the Company with the consent of the holders of not less than a majority of the principal amount (for the purposes of the ZONES, the principal amount of the ZONES for consenting holders and all holders shall be calculated by reference to the original principal amount of such ZONES) of the Securities then Outstanding of each series affected thereby; provided, however, that no such modification or alteration shall (i) change the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such holder's Security; (ii) reduce the Principal thereof or the rate of interest thereon, or any premium payable with respect thereto; (iii) change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable; (iv) change the provisions for calculating the optional redemption price, including the definitions relating thereto; (v) make any change to Section 4.07 or 4.10 (except to include other provisions subject to Section 4.10); (vi) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose holders is required for any such supplemental indenture, for any waiver of compliance with any provisions of this Indenture or any Defaults and their consequences provided for in this Indenture; (vii) alter or impair the right to convert any Security at the rate and upon the terms provided in Article 13; (viii) waive a default in the payment of Principal of or interest on any Security of such holder (except pursuant to a rescission of acceleration pursuant to Section 4.01); (ix) adversely affect the rights of such holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such holder; (x) modify any of the provisions of this Section 7.02, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the holder of each outstanding Security affected thereby; or (xi) change or waive any provision that, pursuant to a board resolution or indenture supplemental hereto establishing the terms of one or more series of Securities, is prohibited to be so changed or waived.

      It is also provided in the Indenture that the holders of a majority in aggregate principal amount (the principal amount of the ZONES for consenting holders and all holders shall be calculated by reference to the original principal amount of such ZONES) of the ZONES then Outstanding may on behalf of the holders of all the ZONES under circumstances specified in the Indenture, waive a past Event of Default under the Indenture and its consequences, except a default in the payment of Principal of or interest on the ZONES. Any such consent or waiver by the holder of this Debenture shall be conclusive and binding upon such holder and upon all future holders of this Debenture and of any Debenture or Debentures issued in exchange or substitution herefor, irrespective of whether or not any notation of such consent or waiver is made in this Debenture.

      Miscellaneous

      Except with respect to the rights of the holders of Senior Indebtedness set forth in this Debenture and in the Indenture, no reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, or interest on this Debenture at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

      The Indenture permits both covenant defeasance and legal defeasance of the ZONES pursuant to Article 9 of the Indenture.

      The Indenture contains provisions setting forth certain conditions to the institution of proceedings by holders of the ZONES with respect to this Debenture and the Indenture and the enforcement of remedies under this Debenture and the Indenture, including, without limitation, the appointment of a receiver or trustee. However, no reference herein to the Indenture and no provision of this Debenture or the Indenture shall impair or affect the right of any holder of any Debenture to receive payment of the principal of, premium, if any, and interest on such Debenture on or after the respective dates expressed in this Debenture, or to institute suit for the enforcement of any such payment on or after such respective dates and any such right or such enforcement thereof shall not require the consent of any other such holder.

      The transfer of this Debenture is registrable by the registered holder hereof, in person or by his attorney duly authorized in writing, on the books of the Company to be kept for that purpose at the office or agency of the Company in New York, New York, upon surrender and cancellation of this Debenture and upon presentation of a duly executed written instrument of transfer, and thereupon a new Debenture or Debentures of authorized denominations for the same aggregate principal amount will be issued to the transferee or transferees in exchange herefor; and this Debenture may be in like manner exchanged for one or more Debentures of other authorized denominations but of the same aggregate principal amount, all in the manner and subject to the conditions in the Indenture contained and without payment of any service or other charge, except for any stamp or other tax or governmental charge in connection therewith. Prior to due presentment of this Debenture for registration or transfer, the Company, the Trustee, any paying agent and any Debenture registrar may deem and treat the person in whose name this Debenture is registered as the absolute owner hereof for the purpose of receiving payment hereof or on account hereof or of interest hereon (subject to the provisions of the first paragraph on the face hereof) and for all other purposes.

      No recourse shall be had for the payment of Principal of or interest on this Debenture or for any claim based hereon or otherwise in any manner in respect hereof, or in respect of the Indenture, against any subsidiary, incorporator, stockholder, officer, director or employee, as such past, present or future, of the Company or any subsidiary, incorporator, stockholder, officer, director or employee, as such, past, present or future, of any predecessor or successor corporation, whether by virtue of any constitutional provision or statute or rule of law, or by the enforcement of any assessment or penalty or in any other manner, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

      The Indenture and this Debenture shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said jurisdiction, except that the rights, duties, obligations, immunities and limitations of rights of the Trustee pursuant to the Indenture and the Debenture shall be governed by and construed in accordance with the laws of the State of New York.

      All capitalized terms used in this Debenture and not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

         The following abbreviations, when used in the inscription on the face of this Debenture, shall be construed as though they were written out in full according to applicable laws or regulations:

  TEN COM - as tenants in common             UNIF GIFT MIN ACT-....Custodian....
  TEN ENT - as tenants by the entireties                      (Cust)     (Minor)
  JT TEN  - as joint tenants with right of        under Uniform Gifts to Minors
            survivorship and not as tenants       Act
            in common                                 ------------------------
                                                              (State)


     Additional abbreviations may also be used though not in the above list.

                             -----------------------

 For Value Received, ___________ hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
   IDENTIFYING NUMBER OF ASSIGNEE

-------------------------------------------
:                                          :
:                                          :
-------------------------------------------


--------------------------------------------------------------------------------
       (PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
the within Debenture and all rights thereunder, irrevocably constituting and appointing
                                                               Attorney
--------------------------------------------------------------
to transfer said Debenture on the books of the within named Company with full power of substitution in the premises.

Dated:
       ------------------------------------

                            ----------------------------------------------------
                            NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST
                                    CORRESPOND WITH THE NAME AS WRITTEN UPON THE
                                    FACE OF THE CERTIFICATE IN EVERY PARTICULAR,
                                    WITHOUT ALTERATION OR ENLARGEMENT OR ANY
                                    CHANGE WHATEVER.